EXHIBIT 99.1


 Company: Jack Henry & Associates, Inc.    Analyst Contact: Kevin D. Williams
          663 Highway 60, P.O. Box 807         Chief Financial Officer
          Monett, MO 65708                     (417) 235-6652


                                           IR Contact: Jon Seegert
 FOR IMMEDIATE RELEASE                         Director of Investor Relations
 ---------------------                         (417) 235-6652


  JACK HENRY & ASSOCIATES FISCAL 2007 FIRST QUARTER NET INCOME INCREASES 10%
  --------------------------------------------------------------------------

 Monett, MO. October 30, 2006 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced first quarter fiscal 2007 results with a 10% increase in revenue, an increase of 12% in gross profit which resulted in a 10% rise in net income over the first quarter of fiscal 2006.

 For the quarter ended September 30, 2006, the company generated total revenue of $150.6 million, compared to $137.0 million in the same quarter a year ago. Gross profit increased to $63.3 million compared to $56.6 million in the first quarter of fiscal 2006. Net income totaled $21.4 million, or $0.23 per diluted share, compared to $19.4 million, or $0.21 per diluted share in the same quarter a year ago.

 According to Jack Prim, CEO, "We are pleased with our performance in the quarter which saw solid organic growth and continued strong growth in the recurring revenue components of our support and services offerings. Our National User Group meeting in Orlando last week had record attendance with over 1,500 bankers. Several new products and partnerships were introduced to this audience and received a strong reception which we believe bodes well for the sales environment, particularly in the last half of the fiscal year."


      Operating Results

 "During our first fiscal quarter of 2007, we continued to experience the strong demand for our support and service offerings, which is reflected by a solid increase in every component within this revenue line compared to the same quarter a year ago," stated Tony Wormington, President. "Also, during the quarter we continued to experience increasing demand for the products we market under our ProfitStars brand to non-core customers, which had a positive impact on both our revenue and earnings for the quarter compared to the prior year."

 License revenue decreased 8% to $15.5 million, or 10% of first quarter total revenue, compared to $16.9 million, or 12% of first quarter total revenue a year ago. Growth of implementation services, in-house support fees, outsourcing, and ATM/Debit card switch fees and electronic payments contributed to the 16% increase in support and service revenue which expanded to $115.6 million in the first quarter of fiscal 2006 from $99.4 million for the same period a year ago. Support and service revenue grew to 77% of fiscal 2006 first quarter revenue from 73% of revenue last year. Hardware sales in the first quarter of fiscal 2007 decreased 6% to $19.5 million, or 13% of total revenue in the first quarter, from $20.7 million, or 15% of total revenue in the prior year's quarter.

 Cost of sales for the first quarter increased 9%, from $80.4 million for the three months ended September 30, 2005 to $87.3 million for the same period in the current fiscal year. Gross profit in the current year first quarter increased 12% to $63.3 million, representing a 42% gross margin, compared to $56.6 million, or a 41% gross margin, last year. Cost of sales increased primarily due to additional headcount, product costs and processing fees.

 Gross margin on license revenue for the first quarter of fiscal 2007 was 96% compared to 95% a year ago for the same period and is primarily due to a decrease in the amount of third party software delivered during the quarter. Support and service gross margins improved to 37% in the first quarter of fiscal 2007 from 35% a year ago due to continued leveraging of resources. Hardware gross margins were also higher for the first quarter at 30%
 compared to 26% for the same quarter last year primarily due to the sales mix of hardware sold, and vendor rebates.

 Operating expenses increased 17% to $30.4 million for the first quarter of fiscal 2007 compared to $26.0 million for the same quarter a year ago primarily due to increased headcount and related expenses. Selling and marketing expenses rose 5% in the first quarter to $12.0 million from $11.4 million in the prior year's quarter. Selling and marketing expenses were 8% of revenue for both years. Research and development expenses increased 26% to $8.5 million or 6% of total revenue for the first quarter of fiscal 2007, from $6.7 million or 5% of total revenue for the same quarter of fiscal 2006. General and administrative costs increased 27% to $9.9 million, or 7% of revenue, in the first quarter of fiscal year 2007, from $7.8 million, or 6% of revenue for the same quarter a year ago. The increase in general and administrative costs is largely attributable to the costs related to the new accounting software system that was implemented during fiscal 2006, for increased personnel costs, increased amortization and maintenance expenses. In addition, certain salaries were being capitalized as part of the development of the new system in the first quarter of fiscal 2006 that are currently being expensed.

 Operating income grew 8% to $32.9 million compared to $30.6 million a year ago. Operating income was 22% of revenue in both fiscal years. Provision for income taxes in the first quarter of fiscal 2007 was 37.5% compared to 37.0% in the same period a year ago due to the termination of the Research and Experimentation Tax Credit. First quarter net income totaled $21.4 million, or $0.23 per diluted share, compared to $19.4 million, or $0.21 per diluted share in the first quarter of fiscal 2006.

 For the first quarter of 2007, the bank systems and services segment revenue increased 12% to $124.7 million, with a gross margin of 43% from $111.4 million in revenue with a gross margin of 42% in the first quarter in fiscal 2006. The credit union systems and services segment revenue increased 1% to $25.9 million with a gross margin of 35% for the first quarter of 2007 from revenue of $25.6 million with gross margin of 37% in the same quarter a year ago. The decrease in gross margin for the credit union segment is due to a decrease in license revenue from the prior year's quarter. License revenue has substantially higher margins than other revenue components. "Gross margin continues to remain solid and actually improved for almost every line item of revenue, however, the sales mix of license, services and hardware caused the total gross margin in the credit union segment to drop slightly compared to a year ago," stated Kevin Williams, CFO.

 Balance Sheet, Cash Flow, and Backlog Review

 Cash, cash equivalents, and investments decreased to $51.6 million from $56.6 million compared to September 30, 2005. During the first quarter, the revolving debt facility of $50.0 million was paid in full with cash from operations. Trade receivables increased $29.9 million, or 34% to $118.8 million compared to September 30, 2005 at $88.9 million. The increase is primarily due to billings for deposits in conjunction with the continuing growth in contracting activities, particularly those with larger financial institutions.

 Deferred revenue increased 14% to $155.9 million at September 30, 2006 compared to a year ago, due to increased prepaid in-house maintenance and deposits. Stockholders' equity grew 8% to $575.8 million at September 30, 2006, from $530.9 million at September 30, 2005, which this increase is primarily due to net income offset by the purchase of treasury shares during the previous twelve months.

 Cash flow from operations decreased to $61.5 million for the first quarter of fiscal 2007 from $107.9 million for the same quarter in fiscal 2006. The $46.4 million decrease consists primarily of a decrease in the change in receivables of $59.7 million. This decrease is due to a change in the timing of billings for annual software maintenance. The effects of the decrease in the change in receivables were partially offset by a $2.0 million increase in net income, a $1.3 million increase in depreciation and amortization, plus a combined increase of $0.5 million in deferred income taxes, the loss on disposal of property and equipment and stock-based compensation. Additionally, the increase of $3.0 million in accrued income taxes, the combined $2.7 million change in prepaid, accrued expenses and accounts payable and the change in deferred revenues of $3.8 million offset the decrease in the change in receivables.

 Net cash used in investing activities in the current quarter was $14.4 million and primarily included capital expenditures of $8.1 million and capitalized software development of $4.8 million. In the first quarter in fiscal 2006, net cash used in investing activities of $12.0 million and primarily included capital expenditures of $8.0 million and capitalized software development of $4.0 million.

 Net cash from financing activities used cash of $71.4 million and included repayment of a credit facility of $50.0 million, payment of dividends of $5.0 million and the purchase of treasury stock of $19.8 million. Cash used was offset by proceeds of $3.4 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock. In the first quarter of fiscal 2006, cash used in financing activities was $51.9 million and included repayment of a credit facility of $45.0 million, payment of dividends of $4.1 million and the purchase of treasury stock of $6.3 million. This cash used was offset by proceeds of $3.5 million from the exercise of stock options and sale of common stock.

 Backlog, which is a measure of future business and revenue, increased 8% compared to year-ago levels to $222.4 million ($69.7 million in-house and $152.7 million outsourcing) at September 30, 2006. Backlog at September 30, 2005, was $205.8 million ($63.4 million in-house and $142.4 million outsourcing) and at June 30, 2006, it was $221.9 million ($66.3 million in-house and $155.6 million outsourcing).


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 8,700 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on October 31st at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data - unaudited)

                                             Three Months Ended
                                                 September 30,      % Change
                                            --------------------    --------
                                              2006         2005
                                            --------     --------
 REVENUE
   License                                 $  15,539    $  16,908        -8%
   Support and service                       115,577       99,401        16%
   Hardware                                   19,499       20,674        -6%
                                            --------     --------
          Total                              150,615      136,983        10%

 COST OF SALES
   Cost of license                               556          851       -35%
   Cost of support and service                73,050       64,237        14%
   Cost of hardware                           13,702       15,340       -11%
                                            --------     --------
          Total                               87,308       80,428         9%
                                            --------     --------

 GROSS PROFIT                                 63,307       56,555        12%
 Gross Profit Margin                              42%          41%

 OPERATING EXPENSES
   Selling and marketing                      11,966       11,440         5%
   Research and development                    8,516        6,749        26%
   General and administrative                  9,906        7,805        27%
                                            --------     --------
          Total                               30,388       25,994        17%
                                            --------     --------

 OPERATING INCOME                             32,919       30,561         8%

 INTEREST INCOME (EXPENSE)
   Interest income                             1,556          443       251%
   Interest expense                             (216)        (175)       23%
                                            --------     --------
          Total                                1,340          268       400%
                                            --------     --------

 INCOME BEFORE INCOME TAXES                   34,259       30,829        11%

 PROVISION FOR INCOME TAXES                   12,847       11,407        13%
                                            --------     --------
 NET INCOME                                $  21,412    $  19,422        10%
                                            ========     ========

 Diluted net income per share              $    0.23    $    0.21
                                            ========     ========
 Diluted weighted avg shares outstanding      92,893       93,998
                                            ========     ========

 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                         Sept 30,          % Change
                                            ---------------------   --------
                                              2006         2005
                                            --------     --------
 Cash, cash equivalents and investments    $  51,565    $  56,550        -9%
 Receivables                                 118,768       88,908        34%
 TOTAL ASSETS                                821,104      738,306        11%

 Accounts payable and accrued expenses        39,054       31,418        24%
 Deferred revenue                            155,894      137,310        14%
 STOCKHOLDERS' EQUITY                        575,766      530,913         8%


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